EXHIBIT 99.2
PRIME HEALTHCARE SERVICES, INC.
CONSOLIDATED FINANCIALS
BALANCE SHEET AS OF JUNE 30, 2007

CURRENT ASSETS
Cash and Cash Equivalents	$35,772,675
Accounts Receivable	367,437,594

Allowance for Bad Debts	(16,501,843)

Allowance for Contractuals	(279,080,330)

Net Accounts Receivable	71,855,421

Other Receivables	13,535,878
Inventories	2,864,700
Prepaid Expenses and Other	19,014,899

Total Current Assets	143,043,573

PROPERTY AND EQUIPMENT
Land and Land Improvements	—
Buildings and Bldg. Improvements	519,917
Leasehold Improvements	5,078,513
Equipment	58,108,401
Construction in Progress	6,248,522

Total Property and Equipment	69,955,353

Accumulated Depreciation	(23,425,350)

NET PROPERTY & EQUIPMENT	46,530,003

LONG TERM ASSETS
Long Term Notes	10,000,000
Deposits	286,105
Other LT Assets	20,040,295

Total Long Term Assets	30,326,400

TOTAL ASSETS	$219,899,976

CURRENT LIABILITIES
Accounts Payable	$26,688,063
Accrued Payroll	17,432,243
Notes Payable	6,602,612
Other Accrued Liabilities	9,263,098
IBNR	5,009,375

Due to (From) Fiscal Intermediaries	44,238
Line of Credit	—
Current Portion Long Term Debt	918,658

Total Current Liabilities	65,958,287

LONG TERM LIABILITIES
Capital Leases	570,850
Other Loans	25,028,990
Other Long Term Liabilities	2,248,587

Total Long Term Liabilities	27,848,427

Total Inter-Co Payable / (Receivable)	—

TOTAL DUE TO/(FROM) RELATED ENTITIES	(2,265,617)

Total Liabilities	91,541,097

EQUITY
Paid In Capital	8,343,701
Retained Earnings	104,749,543

Distribution	(30,842,343)
Current Year Earnings / (Loss)	46,107,977

Total Equity	128,358,878

TOTAL LIABILITIES AND EQUITY	$219,899,975

PRIME HEALTHCARE SERVICES, INC.
CONSOLIDATED FINANCIALS
INCOME STATEMENT AS OF JUNE 30, 2007

REVENUE

NET PATIENT REVENUE	306,806,530

CAPITATION REVENUE	13,586,393

OTHER REVENUE	4,836,838

TOTAL OPERATING REVENUE	325,229,761

OPERATING EXPENSES

COMPENSATION AND EMPLOYEE BENEFITS	137,753,917

PROVISION FOR DOUBTFUL ACCOUNTS	42,075,737

GENERAL AND ADMINISTRATIVE	50,026,213

MEDICAL SUPPLIES	19,125,546

PROFESSIONAL FEES	20,646,246

DEPRECIATION / AMORTIZATION	2,887,167

MEDICAL CLAIMS	4,178,188

TOTAL OPERATING EXPENSES	276,693,013

NET OPERATING INCOME (LOSS)	48,536,749

INTEREST	1,604,881

PRE-TAX INCOME (LOSS)	46,931,868

INCOME TAX EXPENSE	823,893

NET INCOME (LOSS)	46,107,975

PRIME HEALTHCARE SERVICES, INC.
CONSOLIDATED FINANCIALS
STATEMENT OF CASH FLOWS AS OF JUNE 30, 2007

Cash Flow From Operations:
Net Income	$46,107,977

Depreciation	2,724,245
Amortization	—
Minority Interest	—

(Inc)/Dec in A/R	(18,457,894)

(Inc)/Dec in Inventory	631,086

(Inc)/Dec in Prepaids	8,906,134

(Inc)/Dec in Other Receivables	(11,635,921)

Inc/(Dec) in Payroll Payables	6,184,425

Inc/(Dec) in Accrued Payables	8,148,812

Inc/(Dec) in IBNR	1,050,287

Inc/(Dec) in Other Liabilities	815,783

Inc/(Dec) in Fiscal Inter	(2,595,952)

Inc/(Dec) in Other Acc Exp	(39,413)

Total Cash From Operations	41,839,569

Cash Flow From Investing

Capital Expenditures	(18,208,983)
Pmts to Acquire Other Assets	—

Total Cash From Investing	(18,208,983)

Cash Flow From Financing

Funds Provided (to) from Related Party	(6,979,041)

Distributions to Share Holders	(30,842,343)
Shareholder Contribution	—

Borrow (Repayment) of Debt	36,103,662

(Repayment) of Capital Leases	(124,576)
Net Proceeds From Owners Contribution	—
Pmt for Acquisition	—

Total Cash Flow From Financing/Dist	(1,842,298)

Total Cash Flow	21,788,288

Beginning Cash Balance	13,984,387

Ending Cash Balance	$35,772,675